PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 31, 1995)
                                                  Filed Pursuant to Rule 424B(5)
                                                      Registration No. 033-59237
                                  $100,000,000

                                UTILICORP UNITED

                          6.70% SENIOR NOTES DUE 2006

    Interest on the 6.70% Senior Notes Due 2006 (the "Senior Notes") is payable on April 15 and October 15 of each year, commencing April 15, 1997. The Senior Notes will mature on October 15, 2006 and will not be redeemable prior to maturity. The holder of each Senior Note may elect to have such Senior Note, or any portion thereof that is an integral multiple of $1,000, repaid on October 15, 2001 at 100% of its principal amount, together with accrued interest to October 15, 2001. Such election, which is irrevocable when made, must be made within the period commencing August 15, 2001 and ending on the close of business on September 15, 2001. See Description of Senior Notes.
    The Senior Notes will be represented by a Global Security registered in the name of the nominee of The Depository Trust Company ("DTC"), which will act as Depository. Beneficial interests in the Global Security will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. Except as described herein, Senior Notes in definitive form will not be issued. See "Description of Senior Notes--Book-Entry System".
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
         OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                              PRICE TO       UNDERWRITING      PROCEEDS TO
                                             PUBLIC (1)      DISCOUNT (2)    COMPANY (1)(3)
Per Senior Note..........................      99.956%          0.500%           99.456%
Total....................................    $99,956,000       $500,000        $99,456,000

(1) PLUS ACCRUED INTEREST, IF ANY, FROM OCTOBER 23, 1996 TO THE DATE OF
    DELIVERY.
(2) THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST OR MAKE CONTRIBUTIONS RELATING TO CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
(3) BEFORE DEDUCTION OF ESTIMATED EXPENSES OF $150,000 PAYABLE BY THE COMPANY. The Senior Notes are offered severally by the Underwriters, subject to prior sale, when, as and if issued to and accepted by the Underwriters, and subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Senior Notes will be made on or about October 23, 1996 in New York, New York against payment therefor in immediately available funds. DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION
                              MORGAN STANLEY & CO.
                                     INCORPORATED
                                                               SMITH BARNEY INC.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 17, 1996.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SENIOR NOTES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                       RATIO OF EARNINGS TO FIXED CHARGES

    For the twelve-month period ended June 30, 1996 and the last five fiscal years, the ratios of earnings to fixed charges of the Company, computed as set forth below, were as follows:

                                                                                         YEARS ENDED DECEMBER 31,
                                                          TWELVE MONTHS ENDED   ------------------------------------------
                                                             JUNE 30, 1996        1995       1994       1993       1992
                                                         ---------------------  ---------  ---------  ---------  ---------
Ratio of Earnings to Fixed Charges.....................             2.13             1.87       2.23       2.00       1.73


                                                           1991
                                                         ---------
Ratio of Earnings to Fixed Charges.....................       2.34

    The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings. For purposes of computing this ratio, earnings consist of income before income taxes, plus fixed charges. Fixed charges consist of interest expense (before allowance for borrowed funds used for construction), amortization of debt issuance costs and such portion of rental expense which the Company estimates to be representative of the interest factor attributable to such rental expense.

                          DESCRIPTION OF SENIOR NOTES

    The following description of the particular terms of the Senior Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Senior Notes as set forth in the Prospectus.

GENERAL

    The Senior Notes will be issued under an Indenture, dated as of November 1, 1990, as supplemented by an Eighth Supplemental Indenture, dated as of October 1, 1996, between UtiliCorp United Inc. (the "Company" or "UtiliCorp") and The First National Bank of Chicago, as Trustee (the "Trustee"), and will be limited to $100,000,000 aggregate principal amount. The Senior Notes will be direct, unsecured obligations of the Company and rank without preference or priority among themselves and PARI PASSU with all existing and future unsecured and unsubordinated indebtedness of the Company. The Senior Notes will mature on October 15, 2006.

    The Senior Notes will bear interest from October 23, 1996 at the rate per annum set forth on the cover page of this Prospectus Supplement, payable on April 15 and October 15 of each year, commencing April 15, 1997, to the person in whose name the Senior Note was registered at the close of business on the preceding April 1 and October 1, respectively, subject to certain exceptions.

BOOK-ENTRY SYSTEMS

    DTC will act as securities depository for the Senior Notes. The Senior Notes will be issued in fully-registered form in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered certificates will be issued as Global Securities for the Senior Notes in the aggregate principal amount of the Senior Notes, and will be deposited with DTC.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Cede, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants" and together with Direct Participants, "Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

    Purchase of Senior Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Senior Notes on DTC's records. The ownership interest of each actual purchaser of Senior Notes ("Beneficial Owner") is in turn to be received on the Participants' records. Beneficial Owners will not receive written confirmation from DTC on their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Senior Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Senior Notes except in the event that use of the book-entry system for the Senior Notes is discontinued.

    To facilitate subsequent transfers, all Senior Notes deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Senior Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners, of the Senior Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Senior Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither DTC nor Cede & Co. will consent or vote with respect to the Senior Notes. Under its usual procedures, DTC would mail an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Principal and interest payments on the Senior Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the Company or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursements of such payments to the Beneficial Owners shall be the responsibility of Participants.

    DTC may discontinue providing its service as securities depository with respect to the Senior Notes at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Senior Note certificates are required to be printed and delivered.

    The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Senior Note certificates will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable (including DTC), but the Company takes no responsibility for the accuracy thereof.

    Neither the Company, the Trustee nor the Underwriters will have any responsibility or obligation to Participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any Participant with respect to any ownership interest in the Senior Notes, or payments to, or the providing of notice for Participants or Beneficial Owners.

REDEMPTION

    The Senior Notes will not be redeemable at the option of the Company prior to maturity.

REPAYMENT AT OPTION OF HOLDER

    The Senior Notes will be repayable by the Company at the option of the registered holders thereof on October 15, 2001, at 100% of their principal amount, together with interest payable to the date of repayment. For any Senior Note to be repaid, the Paying Agent (as defined in the Indenture) must have received, during the period from and including August 15, 2001 to and including the close of business on September 15, 2001 (or, if September 15, 2001 is not a business day, the next succeeding business day), (a) appropriate wire instructions and (b) either (i) the Senior Note with the form entitled "Option to Elect Repayment" attached to the Senior Note duly completed or (ii) a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the NASD or a commercial bank or trust company in the United States setting forth the name of the holder of the Senior Note, the principal amount of the Senior Note, the portion of the principal amount of the Senior Note to be repaid, the certificate number or a description of the tenor and terms of the Senior Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Senior Note to be repaid with the form entitled "Option to Elect Repayment" attached to the Senior Note duly completed will be received by the Paying Agent not later than five business days after the date of such telegram, telex, facsimile transmission or letter and such Senior Note and form duly completed must be received by the Paying Agent by such fifth business day. Any such election so received by the Paying Agent within such period shall be irrevocable. The repayment option may be exercised by the registered holder of a Senior Note for less than the entire principal amount of such Senior Note, provided that the principal amount to be repaid is equal to $1,000 or an integral multiple of $1,000. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Senior Note for repayment will be determined by the Paying Agent, whose determination shall be final and binding.

    As long as the Senior Notes are represented by a Global Security, a Beneficial Owner shall give notice to elect to have its Senior Notes repaid, through its Participant, to the Paying Agent, and shall effect delivery of such Senior Notes by causing the Direct Participant to transfer the Participant's interest in the Senior Notes, on DTC's records, to the Paying Agent. The requirement for physical delivery of Senior Notes in connection with an exercise of the repayment option will be deemed satisfied when the ownership rights in the Senior Notes are transferred by Direct Participants on DTC's records and followed by a book-entry credit of tendered Senior Notes to the Paying Agent's account.

LIMITATION ON ISSUANCE OF MORTGAGE BONDS

    The Company has agreed not to issue any Mortgage Bonds under its General Mortgage Indenture and Deed of Trust, dated September 15, 1988, between the Company and Commerce Bank of Kansas City, N.A., as Trustee (the "General Mortgage"), without directly securing the Senior Notes equally and ratably with the Mortgage Bonds and all other obligations and indebtedness secured under the General Mortgage. As of the date hereof, there are no Mortgage Bonds outstanding.

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of the Senior Notes offered hereby will be used to reduce short-term debt previously incurred for construction and acquisitions and for general corporate purposes. At September 30, 1996, the Company had outstanding short-term debt (excluding current maturities of long-term debt) of approximately $340.9 million with a weighted average interest rate of 5.44%.

                              RECENT DEVELOPMENTS

TERMINATION OF MERGER AGREEMENT

    On September 17, 1996, Kansas City Power & Light Company ("KCPL") terminated the Amended and Restated Agreement and Plan of Merger (the "Agreement") among KCPL, KC Merger Sub, Inc., the Company and KC United Corp., which would have provided for the merger of the Company and KCPL.

    Since KCPL's shareholders did not approve the merger between KCPL and the Company, KCPL was required to pay the Company $5 million. The Company received this termination payment on September 19, 1996. In connection with the termination of the Agreement, the Company anticipates it will write off approximately $11.0 million, net of the termination fee payment of deferred merger costs against third quarter earnings.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement and the Pricing Agreement relating to the Senior Notes, each dated June 2, 1995, the Company has agreed to sell to the several Underwriters named below (the "Underwriters"), and the several Underwriters have agreed to purchase, the principal amounts of the Senior Notes set forth opposite their names below:

                                                                                  PRINCIPAL
UNDERWRITER                                                                         AMOUNT
------------------------------------------------------------------------------  --------------
Donaldson, Lufkin & Jenrette Securities Corporation...........................  $   34,000,000
Morgan Stanley & Co. Incorporated.............................................      33,000,000
Smith Barney Inc..............................................................      33,000,000
                                                                                --------------
    Total.....................................................................  $  100,000,000
                                                                                --------------
                                                                                --------------

    The Underwriters have advised the Company that they propose initially to offer the Senior Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of 0.30% of the initial public offering price of the Senior Notes. The Underwriters may allow, and such dealers may reallow, a discount not in excess of 0.25% of the initial public offering price of the Senior Notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    The Company has agreed to indemnify the Underwriters against or make contributions relating to certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    The Senior Notes will not be listed on any securities exchange, and there can be no assurance that there will be a secondary market for the Senior Notes. From time to time, the Underwriters may make a market in the Senior Notes; however, at this time no determination has been made as to whether the Underwriters will make a market in the Senior Notes.

                                    EXPERTS

    The consolidated financial statements and schedules included in UtiliCorp's Annual Report on Form 10-K for the years ended December 31, 1995, 1994 and 1993 which are incorporated by reference in this Prospectus Supplement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

    The financial statements of United Energy included in the Company's Form 8-K/A, dated April 1, 1996, for the period May 11, 1994 to June 30, 1995, which are incorporated by reference in this Prospectus Supplement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

PROSPECTUS
                             UTILICORP UNITED INC.
                                  SENIOR NOTES

                               ------------------

    UtiliCorp United Inc. (the "Company" or "UtiliCorp") may offer from time to time up to $200,000,000 aggregate principal amount of its unsecured senior notes (the "Securities") on terms to be determined at the time of offering. The specific designation, aggregate principal amount, maturity, rate and times of payment of interest, if any, redemption and sinking fund terms, if any, other specific terms and any listing on a securities exchange of each series of the Securities in respect of which this Prospectus is being delivered will be set forth in a Prospectus Supplement (the "Prospectus Supplement"), together with the terms of offering of the Securities. The terms will be established by negotiation or by competitive bid.

                            ------------------------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-MISSION
     PASSED UPON THE  ACCURACY OR  ADEQUACY OF THIS  PROSPECTUS.      ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    The Company may sell the Securities in any of the following ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The names of any such underwriter or agents and any applicable commissions or discounts will be set forth in an accompanying Prospectus Supplement. Pricing information and net proceeds to the Company from the sale of each series of Securities will also be set forth in such Prospectus Supplement. See "Plan of Distribution" herein.

                            ------------------------

                  The date of this Prospectus is May 31, 1995.

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Office of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994; and

    (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Such requests should be directed to Mr. Dale J. Wolf, Vice President, Finance, Treasurer and Corporate Secretary, UtiliCorp United Inc., 911 Main, P.O. Box 13287, Kansas City, Missouri 64199-3287, telephone number (816) 421-6600.

                                  THE COMPANY

    UtiliCorp is a public utility company which supplies electric and gas utility service through its seven operating divisions, Missouri Public Service, Peoples Natural Gas, Kansas Public Service, Northern Minnesota Utilities, Michigan Gas Utilities, West Virginia Power and WestPlains Energy, and through a Canadian subsidiary, West Kootenay Power, Ltd. UtiliCorp also holds a 33% interest through a majority-owned subsidiary in a New Zealand electric distribution company. The Company has two non-regulated subsidiaries, Aquila Energy Corporation and UtilCo Group Inc., which own utility and energy related assets and engage in energy related businesses. The Company has its Executive Offices at 911 Main, P. O. Box 13287, Kansas City, Missouri 64199-3287, telephone number (816)421-6600.

    The businesses of the Company are seasonal, with electric revenues peaking in the summer and gas revenues peaking in the winter.

    The Company is actively seeking expansion through the prudent acquisition of utility and other energy related properties, including electric and gas operating utilities, interests in electric generating assets, natural gas gathering systems and proven reserves.

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of the Securities offered hereby will be used to replace maturing long-term debt, to reduce outstanding short-term debt previously incurred for construction and acquisitions and for general corporate purposes. At March 31, 1995, the Company had outstanding short-term borrowings (excluding current maturities of long-term debt) of $229.4 million with a weighted average interest rate of 6.58%.

    As discussed under "The Company", UtiliCorp is actively seeking to make acquisitions of utility and other energy related properties. Such acquisitions, if made, may require additional permanent financings. The nature and amount of such financings will depend on, among other things, market conditions at the time of the financings.

                       RATIO OF EARNINGS TO FIXED CHARGES

    For the twelve-month period ended March 31, 1995 and the last five fiscal years, the ratios of earnings to fixed charges of the Company, computed as set forth below, were as follows:

                                                                                         YEARS ENDED DECEMBER 31,
                                                         TWELVE MONTHS ENDED    ------------------------------------------
                                                           MARCH 31, 1995         1994       1993       1992       1991
                                                       -----------------------  ---------  ---------  ---------  ---------
Ratio of Earnings to Fixed Charges...................           2.09                 2.21       1.99       1.73       2.27


                                                         1990
                                                       ---------
Ratio of Earnings to Fixed Charges...................       2.02

    The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings. For purposes of computing this ratio, earnings consist of income before income taxes, plus fixed charges. Fixed charges consist of interest expense (before allowance for borrowed funds used for construction), amortization of debt issuance costs and such portion of rental expense which the Company estimates to be representative of the interest factor attributable to such rental expense.

                           DESCRIPTION OF SECURITIES

    The following description of the terms of the Securities sets forth certain general terms and provisions. The particular terms of the Securities offered by any Prospectus Supplement (the "Offered Securities") will be described therein. The Securities will be issued under an Indenture, dated as of November 1, 1990, as supplemented (the "Indenture"), between the Company and The First National Bank of Chicago, as Trustee (the "Trustee"), a copy of which is incorporated by reference as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to or used herein, such sections or defined terms shall be incorporated herein by reference as part of the statements made.

GENERAL

    The Indenture does not limit the aggregate principal amount of the Securities or of any particular series of Securities which may be issued thereunder. The Indenture provides that Securities may be issued from time to time in one or more series. (Section 301). The Securities will be unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

    Reference is made to the Prospectus Supplement relating to the particular series of Securities offered thereby for the following terms or additional provisions of the Offered Securities: (1) the title of the Offered Securities;
(2) any limit on the aggregate principal amount of the Offered Securities; (3) the price (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Securities will be issued; (4) the date or dates on which the Offered Securities will mature; (5) the rate or rates (which may be fixed or variable) per annum at which the Offered Securities will bear interest, if any;
(6) the date from which such interest, if any, on the Offered Securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence, the record dates for any interest payment dates and the person, if different than the registered holder as of the record date, to whom any interest shall be payable; (7) the dates, if any, on which and the price or prices at which the Offered Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund provisions, be redeemed by the Company, and the other detailed terms and provisions of such sinking funds; (8) the date, if any, after which and the price or prices at which the Offered Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or of the Holder thereof and the other detailed terms and provisions of such optional redemptions; (9) any additional restrictive covenants included solely for the benefit of the Offered Securities; (10) any additional Events of Default provided solely with respect to the Offered Securities; (11) the currency or currencies in which the principal of (and premium, if any) and interest, if any, on the Offered Securities will be payable; (12) the index, if any, with reference to which the amount of principal of (and premium, if any) or interest, if any, on the Offered Securities will be determined; (13) whether a Global Security is to be issued with respect to the Offered Securities, the name of the Depository for such Global Security and the terms, if any, upon which interests in the Global Security may be exchanged for definitive Offered Securities; and
(14) any additional terms of the Offered Securities.

    Unless otherwise provided in the Prospectus Supplement relating thereto, principal of (and premium, if any) and interest, if any, on the Securities will be payable, and the transfer or exchange of the Securities will be registrable, at the office or agency maintained by the Company for that purpose in New York, New York, provided that, at the option of the Company interest may be paid by check mailed to the address of the Person entitled thereto as it appears on the Security Register. (Sections 301, 305 and 1002).

    Unless otherwise indicated in the Prospectus Supplement relating thereto, the Securities will be issued only in registered form without coupons and in denominations of $1,000 and integral multiples thereof. (Section 302). No service charge will be made for any registration of transfer or exchange of the Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305).

    Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount below their principal amount. Special Federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Security" means any security which provides for the declaration of acceleration of the maturity of an amount less than the principal amount thereof upon the occurrence and continuance of an Event of Default. (Section 101).

EVENTS OF DEFAULT

    An Event of Default is defined in the Indenture, with respect to Securities of any series, as: (a) a default in the payment of principal of (or premium, if any, on) any Security at its Maturity; (b) a default in the payment of any interest on any Security when due, continued for 30 days; (c) a default in the payment of any sinking fund instalment, when and as due; (d) failure by the Company for 60 days after due notice in performance of any other of the covenants or warranties in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of a series of Securities other than that series); (e) a default under any indebtedness for money borrowed by the Company resulting in such indebtedness in an aggregate principal amount exceeding $5,000,000 becoming due prior to maturity, without such acceleration having been rescinded within 10 days after due notice of such default as provided in the Indenture; (f) certain events of bankruptcy, insolvency or reorganization of the Company; and (g) any other Event of Default provided with respect to Securities of that series. (Section 501).

    The Indenture provides that, if any Event of Default with respect to Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of that series may, by notice as provided in the Indenture, declare the principal amount (or, if the Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Securities of that series to be due and payable immediately, but upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of (or premium, if any) or interest, if any, on the Securities of that series and certain other specified defaults) may be waived by the Holders of a majority in principal amount of the Outstanding Securities of that series on behalf of the Holders of all Securities of that series. (Sections 502 and 513).

    Reference is made to the Prospectus Supplement relating to each series of Offered Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

    The Indenture provides that the Trustee will, within 90 days after the occurrence of a default with respect to Securities of any series at the time Outstanding, give to the Holders of the Outstanding Securities of that series notice of such default known to it if uncured or not waived, provided, that, except in the case of default in the payment of principal of (or premium, if any) or interest, if any, on any Security of that series, or in the payment of any sinking fund instalment which is provided, the Trustee will be protected in withholding such notice if the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders of the Outstanding Securities of such series; and, provided further, that such notice shall not be given until 30 days after the occurrence of a default with respect to Outstanding Securities of any series in the performance of a covenant in the Indenture other than for the payment of the principal of (or premium, if any) or interest, if any, on any Security of such series or the deposit of any sinking fund instalment with respect to the Securities of such series. The term default with respect to any series of Outstanding Securities for the purpose only of this provision means the happening of any of the Events of Default specified in the Indenture and relating to such series of Outstanding Securities, excluding any grace periods and irrespective of any notice requirements. (Section 602).

    The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the Holders of any series of Outstanding Securities before proceeding to exercise any right or power under the Indenture at the request of the Holders of such series of Securities. (Section 603). The Indenture provides that the Holders of a majority in principal amount of Outstanding Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or other power conferred on the Trustee, provided that the Trustee may decline to act if such direction is contrary to law or the Indenture. (Section 512).

    The Indenture includes a covenant that the Company will file annually with the Trustee a certificate of no default, or specifying any default that exists. (Section 1007).

DEFEASANCE

    The Indenture provides that the Company, at its option, (a) will be discharged from any and all obligations with respect to the Securities (except for certain obligations which include registering the transfer or exchange of the Securities, replacing stolen, lost or mutilated Securities, maintaining paying agencies and holding monies for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture, upon the deposit with the Trustee (and in the case of a discharge, 91 days after such deposit), in trust, of money, or U.S. Government Obligations, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay all the principal of and interest on the Securities on the date such payments are due in accordance with the terms of the Securities to their stated maturities or to and including a redemption date which has been irrevocably designated by the Company for redemption of the Securities. To exercise any such option, the Company is required to meet certain conditions, including delivering to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the Holders of the Securities to recognize income, gain or loss for federal income tax purposes. (Sections 403 and 1008).

MODIFICATION OF THE INDENTURE

    The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than 66 2/3% in principal amount of each series of Outstanding Securities affected thereby (voting as a class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the Holders of Outstanding Securities of such series, except that no such supplemental indenture may (a) change the Stated Maturity of any Security, (b) reduce the principal amount of, or the rate of interest or any premium on, any Security, (c) change the place or currency of payment on any Security, (d) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof, (e) reduce the above-stated percentage of Outstanding Securities necessary to modify or amend the Indenture, or (f) reduce the percentage of aggregate principal amount of Outstanding Securities necessary for waiver of compliance with certain provisions of the Indenture or for the waiver of certain covenants and defaults. (Section 902).

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Indenture contains a provision permitting the Company, without the consent of the Holders of any of the Outstanding Securities under the Indenture, to consolidate with or merge into any other corporation or transfer or lease its assets substantially as an entirety to any Person or to acquire or lease the assets of any Person substantially as an entirety or to permit any corporation to merge into the Company, provided that: (i) the successor is a corporation organized under the laws of any domestic jurisdiction; (ii) the successor corporation, if other than the Company, assumes the Company's obligations on the Securities and under the Indenture; and (iii) after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing. (Section 801).

    Unless otherwise indicated in the Prospectus Supplement, certain of the covenants described above would not necessarily afford the Holders protection in the event of a highly leveraged transaction involving the Company, such as a leveraged buyout. However, issuance of debt securities by the Company requires regulatory approval.

OUTSTANDING SECURITIES

    The Indenture provides that, in determining whether the Holders of the requisite principal amount of Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture,
(i) the portion of the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding for such purposes shall be that portion of the principal amount thereof that could be declared to be due and payable upon the occurrence of an

Event of Default and the continuation thereof pursuant to the terms of such Original Issue Discount Security as of the date of such determination, and (ii) Securities owned by the Company or any of its Affiliates shall not be deemed to be Outstanding. (Section 101).

REGARDING THE TRUSTEE

    The Company has a bank line of credit with the Trustee and maintains depository and other banking relationships with the Trustee.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities in any of the following ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement with respect to the series of Securities being offered thereby will set forth the terms of the offering of such Securities, including the name or names of any underwriters, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed.

    If underwriters are used in the sale of a series of Securities, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be either offered to the public through underwriting syndicates (which may be represented by managing underwriters designated by the Company), or directly by one or more underwriters acting alone. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Securities of the series offered thereby will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    Securities may be sold directly by the Company or through agents designated by the Company from time to time. The Prospectus Supplement with respect to any series of Securities sold in this manner will set forth the name of any agent involved in the offer or sale of such series of Securities as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment.

    If dealers are utilized in the sale of any series of Securities, the Company will sell such Securities to the dealers, as principal. Any dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the Prospectus Supplement with respect to the Securities being offered thereby.

    It has not been determined whether any series of the Securities will be listed on a securities exchange. Underwriters intend to, but will not be obligated to, make a market in any series of Securities. The Company cannot predict the activity of trading in, or liquidity of, any series of the Securities.

    Agents, underwriters and dealers may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make in respect thereof. Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

                                 LEGAL OPINIONS

    The legality of the Securities will be passed upon for the Company by Blackwell Sanders Matheny Weary & Lombardi L.C., Two Pershing Square, 2300 Main Street, Kansas City, Missouri 64108, and for the underwriter(s), purchaser(s) or agent(s) by Milbank, Tweed, Hadley & McCloy, 1 Chase Manhattan Plaza, New York, New York 10005. Milbank, Tweed, Hadley & McCloy from time to time provides legal services to the Company.

                                    EXPERTS

    The consolidated financial statements and schedules included in UtiliCorp's Annual Report on Form 10-K for the years ended December 31, 1994, 1993 and 1992 which are incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

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    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                 --------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                   PAGE

Ratio of Earnings to Fixed Charges.............        S-2
Description of Senior Notes....................        S-2
Use of Proceeds................................        S-4
Recent Developments............................        S-5
Underwriting...................................        S-5
Experts........................................        S-5

                        PROSPECTUS

Available Information..........................          2
Incorporation of Certain Documents by
 Reference.....................................          2
The Company....................................          3
Use of Proceeds................................          3
Ratio of Earnings to Fixed Charges.............          3
Description of Securities......................          3
Plan of Distribution...........................          7
Legal Opinions.................................          8
Experts........................................          8

                                  $100,000,000

                             UTILICORP UNITED INC.

                          6.70% SENIOR NOTES DUE 2006

                           -------------------------

                             PROSPECTUS SUPPLEMENT

                         ------------------------------

                          DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION
                              MORGANSTANLEY & CO.
      INCORPORATED
                               SMITH BARNEY INC.

                                OCTOBER 17, 1996

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